Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333- 241667, 333-226493, 333-223225, 333-218236, 333-214766, 333-212866, 333-209824, 333- 203758, 333-196761, 333-176674, 333-165389, 333-159280, 333-157825, 333-149834, 333- 147063, 333-133237, 333-124536, 333-113472, 333-102770, 333-82724, 333-82722, 333-57026 and 333-35862) of Exelixis, Inc. and the Registration Statement (Form S-3 No. 333-205397) and related Prospectus of Exelixis, Inc. of our reports dated February 18, 2022, with respect to the consolidated financial statements of Exelixis, Inc. and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.
/s/ Ernst & Young LLP
Redwood City, California
February 18, 2022